Exhibit 99.1

Skillsoft Announces Leadership Transition

Board Director Ronald Hovsepian Appointed as Executive Chair; Jeffrey R. Tarr to Retire as Chief Executive Officer

DENVER – April 15, 2024 – Skillsoft (NYSE: SKIL) (the “Company”), a leading platform for transformative learning experiences, today announced that Ronald Hovsepian has been appointed as the Company’s Executive Chair and will serve as principal executive officer, effective as of April 16, 2024. This appointment follows Jeffrey R. Tarr’s decision to retire from his role as Chief Executive Officer and as a member of the Board of Directors, also effective April 16, 2024. To ensure a smooth transition, Mr. Tarr will serve in an advisory capacity over the coming weeks.

Mr. Hovsepian has served as a Skillsoft Board member since 2018, including as Executive Chair from 2018 to 2021. In this capacity, he was instrumental in overseeing the Company’s migration away from its legacy Skillport platform, accelerating the transition to Skillsoft’s innovative Percipio platform, and laying the foundation for Skillsoft to become a leader in best-in-class, transformative learning experiences. Mr. Hovsepian also played a key role in strengthening the Company’s operational and financial foundation, paving the way for Skillsoft to return to the public markets in 2021.

“Given Ron’s long history with Skillsoft and deep understanding of the business and strategy, the Board is confident he is the right person to provide continuity of leadership and guide the Company forward,” said Patrick Kolek, Skillsoft’s prior Chair. “Ron is a proven leader with an impressive track record, and his insights will be instrumental as we work to unlock value for Skillsoft, our stockholders and other stakeholders.”

Mr. Hovsepian also has a wealth of executive leadership and operational experience in the technology and software industries, most recently serving as President and CEO of Indigo Ag, an agricultural technology company. Previously, he served as President and CEO of Intralinks, a global provider of SaaS collaboration solutions; was President and CEO of Novell, a leader in networking and Linux software; and held various leadership roles at IBM. Mr. Hovsepian is currently Chairman of the Ansys Board of Directors, on which he has served since 2012.

“As organizations continue adapting to the world of Generative AI and transition to a skills-centric economy, Skillsoft is well positioned to seize the tremendous market opportunity ahead,” said Mr. Hovsepian. “With an industry-leading suite of multi-modal learning solutions and a platform that delivers measurable and outcomes-based learning for the world’s largest and most complex organizations, Skillsoft continues to be a pioneer in charting the course for the future of learning. I look forward to working alongside our talented leadership team and have the utmost confidence in our ability to execute on our strategic priorities to drive Skillsoft’s future success.”

With regard to Mr. Tarr, Mr. Kolek added, “On behalf of the Board and everyone at Skillsoft, we thank Jeff for his contributions to the Company. Jeff began Skillsoft’s early transformation into an AI-centric company and grew our global community of learners. We wish him all the best in his future endeavors.”

Mr. Tarr noted, “It has been a privilege and an honor to lead Skillsoft since taking the Company public in 2021. In my next chapter, I look forward to pursuing my passion for CEO coaching and dedicating more time to board work and personal interests. I remain a stockholder and believe Skillsoft has a strong foundation and is well positioned to take advantage of the attractive market opportunities ahead.”

The Company today separately reported its fourth quarter and full year fiscal 2024 financial results.

About Skillsoft

Skillsoft (NYSE: SKIL) delivers transformative learning experiences that propel organizations and people to grow together. The Company partners with enterprise organizations and serves a global community of learners to prepare today’s employees for tomorrow’s economy. With Skillsoft, customers gain access to blended, multimodal learning experiences that do more than build skills, they grow a more capable, adaptive, and engaged workforce. Through a portfolio of best-in-class content, a platform that is personalized and connected to customer needs, world-class tech and a broad ecosystem of partners, Skillsoft drives continuous growth and performance for employees and their organizations by overcoming critical skill gaps and unlocking human potential.

Cautionary Notes Regarding Forward-Looking Statements

This document includes statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as the Company’s executive transition, are forward-looking statements and may be based on current expectations, estimates or projections about our industry, management’s beliefs or certain assumptions made by management. Also, when we use words such as “may”, “will”, “would”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “project”, “forecast”, “seek”, “outlook”, “target”, “goal”, “probably”, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of Skillsoft’s management and are subject to significant risks and uncertainties. All forward-looking disclosure is speculative by its nature, and we caution you against unduly relying on these forward-looking statements.

Factors that could cause or contribute to such differences include those described under “Risk Factors” in our Form 10-K for the fiscal year ended January 31, 2024, and subsequent periodic reports. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in our other periodic filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements contained herein, except as required by law.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be incorrect, and actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements.

Contacts

Investors

Chad Lyne

chad.lyne@skillsoft.com

Media

Cameron Martin

cameron.martin@skillsoft.com